Gateway Community Financial Corp.

                 Federal MHC Subsidiary Holding Company Charter

         Section 1. Corporate title. The full corporate title of the MHC Subsidiary Holding Company is Gateway Community Financial Corp. (the "MHC Subsidiary Holding Company").

         Section 2. Domicile. The domicile of the MHC Subsidiary Holding Company shall be in Washington Township in the State of New Jersey.

         Section 3. Duration. The duration of the MHC Subsidiary Holding Company is perpetual.

         Section 4. Purpose and powers. The purpose of the MHC Subsidiary Holding Company is to pursue any or all of the lawful objectives of a federal mutual holding company chartered under section 10(o) of the Home Owners' Loan Act, 12 U.S.C. 1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office").

         Section 5. Capital stock. The total number of shares of all classes of capital stock that the MHC Subsidiary Holding Company has the authority to issue is 30,000,000, of which 25,000,000 shall be common stock of par value of $0.10 per share and of which 5,000,000 shall be preferred stock of par value of $0.10 per share. The shares may be issued from time to time as authorized by the board of directors without further approval of stockholders, except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the MHC Subsidiary Holding Company. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor, or services actually performed for the MHC Subsidiary Holding Company, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the MHC Subsidiary Holding Company, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the retained earnings of the MHC Subsidiary Holding Company that is transferred to common stock or paid-in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

         Except for shares issued in the initial organization of MHC Subsidiary Holding Company, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons (except for shares issued to Gateway Community Financial, MHC, the parent mutual holding company of the MHC Subsidiary Holding Company) of the MHC Subsidiary Holding Company other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

         Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share: Provided, that this restriction on voting separately by class or series shall not apply:

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         (i) To any  provision  which would  authorize  the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

         (ii) To any provision that would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the MHC Subsidiary Holding Company with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the MHC Subsidiary Holding Company if the preferred stock is exchanged for securities of such other corporation: Provided, that no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office or the Federal Deposit Insurance Corporation;

         (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving entity in a merger or consolidation for the MHC Subsidiary Holding Company, shall not be considered to be such an adverse change.

         A description of the different classes and series (if any) of the MHC Subsidiary Holding Company's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

         A. Common stock. Except as provided in this Section 5 (or in any supplementary sections thereto), the holders of common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder and there shall be no right to cumulate votes in an election of directors.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

         In the event of any liquidation, dissolution, or winding up of the MHC Subsidiary Holding company, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the MHC Subsidiary Holding Company available for distribution remaining after: (i) payment or provision for payment of the MHC Subsidiary Holding Company's debts and liabilities; (ii) distributions or provision for distributions in settlement of any liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the MHC Subsidiary Holding Company. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

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         B. Preferred stock.  The MHC Subsidiary  Holding Company may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

         (a) The distinctive serial designation and the number of shares constituting such series;

         (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

         (c) The voting powers, full or limited, if any, of shares of such series;

         (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

         (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the MHC Subsidiary Holding Company;

         (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

         (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the MHC Subsidiary Holding Company and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

         (h) The price or other consideration for which the shares of such series shall be issued; and

         (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

         Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

         The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

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

         Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the MHC Subsidiary Holding Company shall file with the Secretary of the Office a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

         Section 6. Preemptive rights. Holders of the capital stock of the MHC Subsidiary Holding Company shall not be entitled to preemptive rights with respect to any shares of the MHC Subsidiary Holding Company which may be issued.

         Section 7. Directors. The MHC Subsidiary Holding Company shall be under the direction of a board of directors. The authorized number of directors, as stated in the MHC Subsidiary Holding Company's bylaws, shall not be fewer than five nor more than fifteen persons except when a greater or lesser number is approved by the Director of the Office, or his or her delegate.

         Section 8. Amendment of charter. Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is proposed by the board of directors of the MHC Subsidiary Holding Company, approved by the stockholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the Office.

                                        GATEWAY COMMUNITY FINANCIAL CORP.



Attest:  /s/Jeanette C. Brod           By: /s/Robert C. Ahrens
         ----------------------------      -------------------------------------
         Jeanette C. Brod                  Robert C. Ahrens
         Secretary                         President and Chief Executive Officer


                                       OFFICE OF THRIFT SUPERVISION



Attest:  Nadine Y. Washington          By: /s/Sonja White
         ----------------------------      -------------------------------------
         Corporate Secretary               Director
         Office of Thrift Supervision      Office of Thrift Supervision




Effective Date: December 7, 2001
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